EXHIBIT (iv)

ICIMutual Partners in Risk Management John T. Mulligan Vice President

October 13, 2009 Mr. Paul O’Neil Chief Compliance Officer Eaton Vance Corporation 255 State Street Boston, MA 02109

Re:	ICI Mutual Insurance Company Blanket Bond No. 97125109B (“Bond”)
ICI Mutual D&O/E&O Policy No. 97125109D (“Policy”)
ICI Mutual IDL Policy No. 97125109I (“IDL Policy”)

Dear Paul:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2009 through September 1, 2010.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/S/ John T. Mulligan Vice President